EXHIBIT 18
February 20, 2009
USG Corporation
550 W. Adams St
Chicago, IL 60606
Dear Sirs/Madams:
We have audited the consolidated financial statements of USG Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 20, 2009 which expresses an unqualified opinion and includes an explanatory paragraph concerning the Corporation’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109 and change in accounting for certain inventories. Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 2008 of the change in accounting for certain inventories from lower of last-in, first-out cost or market to lower of average cost or market. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois